Exhibit 23.1

Onestop Assurance PAC
Co. Registration No.: 201823302D
Tel: 9644 9531
10 Anson road #13-09
International plaza
Singapore-079903
Email: audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of Mercurity Fintech Holding Inc. (the “Company”) of our report dated April 25, 2023, with respect to the consolidated financial statements of the Company for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ OneStop Assurance PAC

Singapore

May 30, 2023